EXHIBIT 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Servicer’s Annual Certification is delivered pursuant to a sale and servicing agreement dated as of August 31, 2012 (the “Sale and Servicing Agreement”) by and among, Huntington Auto Trust 2012-2, Huntington Funding, LLC, The Huntington National Bank, as Loan Seller, Servicer, Administrator and Custodian (in such capacity, the “Servicer”), and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Sale and Servicing Agreement.

The undersigned, a Responsible Officer of the Servicer, hereby certifies that:

1. A review of the activities of the Servicer and of the performance of their respective obligations under the Sale and Servicing Agreement during the period from January 1, 2013 to and including December 31, 2013 (the “Review Period”) was conducted under my supervision.

2. Based on my knowledge and such review, except as otherwise disclosed pursuant to paragraph 3 below, the Servicer has fulfilled its obligations under the Sale and Servicing Agreement during the applicable Review Period and there is no significant deficiency known by me with respect to the applicable Review Period which has not been disclosed herein.

3. Based on such review, to my knowledge, the following is a description of each significant deficiency during the Review Period in the performance of the Servicer’s obligations under the provisions of the Sale and Servicing Agreement, which sets forth in detail (i) the nature and status of each such deficiency and (ii) the action taken by the Servicer, if any, to remedy each such deficiency: [NONE]

4. I have reviewed all distribution or servicing reports (the Reports) delivered by the Servicer in respect of periods included in the Review Period.

5. Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the applicable Review Period.

6. Based on my knowledge, the distribution or servicing information required to be provided to the Owner Trustee, Indenture Trustee, and each Rating Agency by the Servicer under the Sale and Servicing Agreement for inclusion in these Reports is included in these Reports.

7. I am responsible for reviewing the activities performed by the Servicer under the Sale and Servicing Agreement and based upon my knowledge and review, and except as disclosed in this Certificate or otherwise in writing, has fulfilled their respective obligations under the Sale and Servicing Agreement.

8. To my knowledge, the Servicer has provided all of the reports and certificates required under the Sale and Servicing Agreement to the parties to which such reports and certificates are required to be provided with respect to the applicable Review Period.

By:	/s/ Kim Taylor
Name:	Kim Taylor
Title:	Senior Vice President, The Huntington National Bank

Date: March 25, 2014